Exhibit 99.1

CONTACT:	Corporate Communications 404-715-2554 Investor Relations 404-715-2170
Delta Air Lines Announces Proposed Private Offering of Senior Second Lien Notes
ATLANTA, Sept. 22, 2009 — Delta Air Lines (NYSE: DAL) today announced it is planning a private offering of $500 million in aggregate principal amount of senior second lien notes due 2015. Delta intends to use the net proceeds of this offering for general corporate purposes.
The notes will be secured by a junior lien on Delta’s Pacific route authorities, slots and gate leaseholds. These assets also will constitute the collateral for the company’s proposed senior secured credit facilities and senior secured notes due 2014.
This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities. The notes will be offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.
Forward Looking Statements
Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the effects of the global recession; the effects of the global financial crisis; the impact of posting collateral in connection with our fuel hedge contracts; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; the ability to realize the anticipated benefits of our merger with Northwest; the integration of the Delta and Northwest workforces; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in its operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; the impact of the rapid spread of contagious illnesses; and competitive conditions in the airline industry.
Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Form 10-Q for the quarterly period ended June 30, 2009. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of September 22, 2009, and which we have no current intention to update.
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